Investor Presentation

1 Forward-Looking Statements

Company Overview 2

Corporate Strategy 3

Portfolio Composition Portfolio Characteristics Diversified Branding Key Portfolio Statistics • • • • 33 Hotels 13 States 21 Markets 14 Brands 9,468 Rooms Kimpton Hotel Palomar Philadelphia Fairmont Dallas Waldorf Astoria Atlanta Buckhead Loews New Orleans Hotel 4

Geographic Diversification 5 • • •

Key Leisure and Drive-To Market Hotels & Resorts 6

As of December 31, 2021 Balance Sheet Liquidity Debt Mix Debt Summary Debt Maturity Profile2 7 26% 8% 66% $1B Senior Notes $390M Property Level Debt $125M Term Loans $1.5B Total Debt

8 Experienced Management Team

Luxury and Upper Upscale RevPAR expected to grow significantly Luxury and Upper Upscale RevPAR Has Historically Rebounded Strongly After Downturns

Transaction Update 10

Pending Transaction – W Nashville 11

Investment Rationale 12 High quality, newly constructed luxury lifestyle hotel that is one of the premier hotels in Nashville with best-in- class technology, design, and amenities, including expansive spaces for dining, entertainment, and events. Strong fundamentals driving market demand and growth. Gulch neighborhood is appealing to leisure, corporate, and group demand. Immediately accretive to portfolio reflected by metrics such as RevPAR and EBITDA per key. Takes luxury portfolio mix to 30%. Expected to generate between $25 million and $30 million of Hotel EBITDA annually upon stabilization.

Nashville Market 13 5.4% 8.7% 1987-2019 RevPAR CAGR1 2009-2019 RevPAR CAGR1 Nashville is one of the most dynamic growth markets in the country and economic activity has accelerated in the last 18 months, as more companies increase their presence in the market. W Nashville’s location in the LEED-certified Gulch neighborhood is proximate to booming corporate demand from sectors such as healthcare, the music recording industry, technology, finance, education, and consulting firms.

W Nashville 14

W Nashville 15

W Nashville 16

W Nashville 17

W Nashville 18

W Nashville 19

Operations Update 20

• Current Same-Property Trends1 21 2021 Occupancy (%) ADR ($) RevPAR ($) Occupancy change in bps ADR % change RevPAR % change October 58.6 248.45 145.52 (2,207) 2.4 (25.6) November 58.5 238.97 139.88 (1,547) 6.9 (15.4) December 52.1 237.48 123.64 (1,309) 15.5 (7.7) Q4 56.4 241.82 136.31 (1,689) 7.4 (17.4) 2022 January 44.1 233.41 102.92 (2,640) 1.2 (36.7)

22 Sequential Operating Performance Improvement Current Same-Property1 Quarterly Operating Performance $192 $220 $228 $242 $68 $114 $126 $136 35.5% 51.7% 55.4% 56.4% Q1 2021 Q2 2021 Q3 2021 Q4 2021

Competitive Advantages 23

High-Quality Portfolio of Hotels and Resorts Focus on Key Leisure and Drive-to Markets Seasoned Management Team Strong Portfolio Attributes vs. Peers Aligned with Leading Hotel Brands Well-Positioned Portfolio Deeply Committed ESG Focus 24

High-Quality Portfolio of Hotels & Resorts 25 Strategic capital allocation over past seven years delivers superior portfolio 20141 2015 2016 2017 2018 2019 2020 2021 2022 Since Listing2

26 Focus on Key Leisure and Drive-To Markets

• • • • • • • • 27 99% of properties are brand affiliated Aligned with Leading Hotel Brands

28 Seasoned Management Team MARCEL VERBAAS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER ✓ ✓ ✓ ✓ BARRY BLOOM, PRESIDENT AND CHIEF OPERATING OFFICER ✓ ✓ ✓ ATISH SHAH, CHIEF FINANCIAL OFFICER ✓ ✓ ✓ Senior Executive Team has an average of 27 years of hotel experience and an average tenure of 10 years with Xenia • •

29 Strong Portfolio Attributes vs. Peers • • • • • • • • • • •

Well-Positioned Portfolio Portfolio in Excellent Condition Flexible Meeting Space at Many Properties Significant Growth Opportunities • • • • • • • • • • • • • • 30

Deeply Committed ESG Focus ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ 31

✓ ✓ ✓ ✓ ✓ ✓ Key Takeaways 32

Definitions 33

34 Non-GAAP Financial Measures